77D - Policies with respect to security investment

WHEREAS, the Board of Directors of each of SBL Fund and Security Income Fund has determined  that  amending  the  investment  policies of SBL Fund,  Series E and
Security Income Fund, Diversified Income Series is in the best interests of each
Series and its respective shareholders;

NOW, THEREFORE, BE IT RESOLVED, that the investment policies of SBL Fund, Series
E and Security  Income Fund,  Diversified  Income  Series are hereby  amended to permit each fund to enter into  reverse  repurchase  agreements  and dollar roll transactions.